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                                                                  EXHIBIT 3.1(C)

                          FIRST ALTERNATIVE AMENDMENTS
                                     SEA II
                               FIRST AMENDMENT TO
                    RESTATED LIMITED PARTNERSHIP AGREEMENT OF
                        SOUTHEAST ACQUISITIONS II, L.P.


         This FIRST AMENDMENT (this "Amendment"), dated as of November 5, 1997 is to the Restated Limited Partnership Agreement (the "Partnership Agreement") of Southeast Acquisitions II, L.P. (the "Partnership"), dated June 24, 1988, by and between SOUTHEAST ACQUISITIONS, INC., a Delaware corporation, as general partner (the "General Partner") and the Persons admitted as limited partners pursuant to the Partnership Agreement.

         WHEREAS, a special meeting (the "Meeting") of the Limited Partners was duly held on November 5, 1997; and

         WHEREAS, at the Meeting a majority in interest of the Limited Partners have voted to adopt the following Amendments to the Partnership Agreement.

         NOW, THEREFORE, the Amendments are adopted and are effective as of November 5, 1997.

         1. Southeast Acquisitions, Inc. is hereby removed as the General Partner of the Partnership, and Southern Management Group, LLC, a Tennessee Limited Liability Company is substituted therefor as successor General Partner of the Partnership. On and after the date of this Amendment, except as the context may otherwise require, all references to the General Partner in the Partnership Agreement shall mean Southern Management Group, LLC.

         2. Section 1.3 is amended in its entirety to read as follows:

            "1.3. TERM. The Partnership shall exist for a term ending December 31, 2000, at which time it shall be dissolved, unless sooner dissolved or terminated as provided in this Agreement (the "Term")."

         3. Section 1.4 is hereby amended in its entirety to read as follows:

            "1.4. PLACE OF BUSINESS. The principal place of business of the Partnership shall be at 301 South Perimeter Park Drive, Suite 115, Nashville, TN 37211 or at another location selected by the General Partner, who shall give notice of any change to the Limited Partners. The Partnership may have such additional offices or places of business as the General Partner may determine."

         4. The first sentence of Section 2.1 is amended in its entirety to read as follows:

            "2.1. GENERAL PARTNER. The General Partner is Southern Management Group, LLC, a Tennessee Limited Liability Company, 301 South Perimeter Park Drive, Suite 115, Nashville, Tennessee."

         5. Section 4.2(a) is amended by adding at the end of the section the following:

            "(xiii) Reserve to itself or an Affiliate or enter into a contract for an exclusive right to sell or exclusive employment to sell property for the Partnership."

         6. Section 4.3(b) is hereby amended in its entirety to read as follows:

            "(b) Without the consent of a majority in interest of the Limited Partners, the General Partner shall not have the authority to:

                  (i) sell or otherwise dispose of at one time all or substantially all the assets of the Partnership, except that the General Partner may sell such assets without such consent (A) in connection with the liquidation of the Partnership under Section 6.3 or (B) if the net proceeds of such sale, when distributed in accordance with the Section 3.1, will


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                                                                  EXHIBIT 3.1(C)


           be sufficient to provide the Limited Partners with distributions equal to the Acquisition Cost of the assets sold."

         7. Section 4.3(g) is deleted in its entirety and clauses 4.3(h) through
(t) are hereby renumbered 4.3(g) through (s) respectively.

         8. Section 4.5(b) is amended in its entirety to read as follows:

            "(b) For the services and activities to be performed by the General Partner in connection with the administration and management of the Partnership from November 5, 1997 to the end of the Term, the General Partner shall receive a management fee of $19,000 per year (prorated for a portion of a year) during the Term of the Partnership. The management fee shall be paid to the General Partner for such services on conclusion of each calendar quarter. If the Partnership does not have sufficient cash to pay the management fee for any quarter, such fee shall be accrued (without interest) as a debt of the Partnership, payable out of Sale or Financing proceeds prior to any Partner receiving their distributions in accordance with this Agreement."

         9. Section 4.5(c) shall be amended in its entirety to read as follows:

            "(c) The General Partner or its Affiliates may receive the entire competitive real estate commission or disposition fee (that real estate or brokerage commission or disposition fee paid for the purchase or sale of property which is reasonable, customary and competitive in light of the size, type and location of the property) with respect to sales of Partnership property following November 5, 1997, which are not under contract as of such date. The total compensation paid to all Persons for the sale of Partnership property shall be limited to a competitive real estate commission or disposition fee not to exceed 10% of the contract price for the sale of the property. The commission or disposition fee shall be paid upon sale of the property prior to any distribution to the Partners in accordance with this Agreement; provided that the amount of any such commission or disposition fee paid to the General Partner shall reduce any distribution to which it would otherwise be entitled pursuant to this Agreement."

         10. Section 11.1 is amended by adding the following definition as the first definition in the Section:

             "Acquisition Cost" with respect to a Partnership asset means the price originally paid by the Partnership to acquire the asset, including the value of any mortgages or liens on the asset assumed by the Partnership at the time of acquisition, excluding points and prepaid interest.

and by adding the following definition following the definition of "Agreement":

             "all or substantially all the assets of the Partnership" means 60% or more of the real estate acreage held by the Partnership as of September 22, 1997."

         11. Except as amended hereby, the Partnership Agreement shall remain in full force and effect.

         12. Terms not defined herein which are defined in the Partnership Agreement shall have the same meanings herein.

         13. This Amendment and the rights and obligations of the Partners hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without application of the principles of conflicts of laws of such state.

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                                                                  EXHIBIT 3.1(C)


           IN WITNESS WHEEEOF, this Amendment has been executed by the parties set forth below as of the date first above written.


GENERAL PARTNER                          SOUTHEAST ACQUISITIONS, INC.

                                         By:  /s/ Arthur W. Mullen
                                              --------------------
                                         Name:
                                         Title:




SUCCESSOR GENERAL PARTNER                SOUTHERN MANAGEMENT GROUP, LLC.

                                         By:  /s/ Richard W. Sorenson
                                              -----------------------
                                         Name:
                                         Title:


LIMITED PARTNERS                         LIMITED PARTNERS

                                         By: /s/ Arthur W. Mullen
                                             --------------------
                                         Name:
                                         Title:





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